Filed pursuant to Rule 433

Registration Statement No. 333-156003

September 7, 2011

FINAL TERM SHEET

France Telecom

$1,000,000,000 2.750% Notes due 2016

Issuer:	France Telecom

Size:	$1,000,000,000

Maturity Date:	September 14, 2016

Coupon:	2.750%

Interest Payment Dates:	March 14, and September 14, commencing March 14, 2012

Price to Public:	99.468%

Gross Spread:	0.35%

Proceeds to Issuer:	99.118%/ $991,180,000

Benchmark Treasury:	1.000% due August 31, 2016

Benchmark Treasury Price and Yield:	100-13 1/4 and 0.915%

Spread to Benchmark Treasury:	195 bp

Yield:	2.865%

Make-Whole Call:	Treasury Rate plus 0.300%

Payment of Additional Amounts:	See Prospectus Supplement for a description of certain exceptions.

Optional Tax Redemption:	See Prospectus Supplement for a description of tax redemption, including certain circumstances permitting a tax redemption of Notes owned by certain holders.

CUSIP:	35177P AV9

ISIN:	US35177PAV94

Trade Date:	September 7, 2011

Expected Settlement Date:	September 14, 2011

Listing:	None

Expected Ratings:

A3 by Moody’s Investors Service, Inc.

A- by Standard & Poor’s Ratings Services

Note: Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by France Telecom and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated - $333,334,000
Citigroup Global Markets Inc. - $333,333,000
J.P. Morgan Securities LLC - $333,333,000

FINAL TERM SHEET

France Telecom

$1,000,000,000 4.125% Notes due 2021

Issuer:	France Telecom

Size:	$1,000,000,000

Maturity Date:	September 14, 2021

Coupon:	4.125%

Interest Payment Dates:	March 14, and September 14, commencing March 14, 2012

Price to Public:	98.990%

Gross Spread:	0.45%

Proceeds to Issuer:	98.540%/ $985,400,000

Benchmark Treasury:	2.125% due August 15, 2021

Benchmark Treasury Price and Yield:	100-21+ and 2.050%

Spread to Benchmark Treasury:	220 bp

Yield:	4.250%

Make-Whole Call:	Treasury Rate plus 0.350%

Payment of Additional Amounts:	See Prospectus Supplement for a description of certain exceptions.

Optional Tax Redemption:	See Prospectus Supplement for a description of tax redemption, including certain circumstances permitting a tax redemption of Notes owned by certain holders.

CUSIP:	35177P AW7

ISIN:	US35177PAW77

Trade Date:	September 7, 2011

Expected Settlement Date:	September 14, 2011

Listing:	None

Expected Ratings:

A3 by Moody’s Investors Service, Inc.

A- by Standard & Poor’s Ratings Services

Note: Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by France Telecom and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated - $333,334,000
Citigroup Global Markets Inc. - $333,333,000
J.P. Morgan Securities LLC - $333,333,000

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1- 800-294-1322 (toll free), Citigroup Global Markets Inc. at 1-877-858-5407 (toll free) and J.P. Morgan Securities LLC at 1-212-834-4533 (collect).